Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-193125

Prospectus Supplement No. 2

(To Prospectus dated June 6, 2014)

Goodman Networks Incorporated

OFFER TO EXCHANGE

$100,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018

For

$100,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018

This Prospectus Supplement No. 2 supplements and amends the prospectus dated June 6, 2014, referred to herein, collectively with any supplements thereto, as the Prospectus. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated June 17, 2014, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

You should carefully consider the risks described under the caption “Risk Factors” beginning on page 28 of the Prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 23, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2014

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-186684	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 International Parkway, Suite 1000 Plano, Texas	75093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2014, Goodman Networks Incorporated (the “Company”) appointed Geoffrey Miller to serve as the Company’s interim Chief Financial Officer effective June 26, 2014. Mr. Miller, who had previously served as the Company’s Chief Financial Officer from June 2010 until December 2011, will assume the duties of Chief Financial Officer, including the role of Principal Financial Officer, until such time as we appoint a permanent replacement Chief Financial Officer.

Mr. Miller, 59, has worked for Randstad Professionals US, LP, d/b/a Tatum (“Tatum”), an executive staffing firm, since 2007. During his time at Tatum, Mr. Miller also worked as the interim Chief Financial Officer for D&T Trucking from August 2012 to August 2013, as a CFO advisor to Future Telecom from October 2013 to June 2014 and as a CFO advisor to VZ Environmental from May 2014 to June 2014. Mr. Miller was a partner with Price Waterhouse from 1980 to 1994. During Mr. Miller’s 30-year career, he has served in chief financial officer and directorship positions with organizations in various industries, including construction, entertainment, technology, transportation, apparel, manufacturing and distribution. From January 2008 to September 2009, Mr. Miller was the Chief Financial Officer of a privately held, national semi-trailer rental and leasing company based in the southwest, Premier Trailer Leasing. Mr. Miller has also previously served as Executive Vice President and Chief Financial Officer of Isisport, a Texas-based women’s sports apparel start-up business, from June 2003 to December 2007, which declared bankruptcy in November 2008. Mr. Miller holds a Master of Taxation degree from the University of Baltimore and a Bachelor’s degree in Accounting from the University of Maryland. Mr. Miller is a Certified Public Accountant licensed in Maryland.

The Company has entered into an addendum dated June 17, 2014 to that certain Interim Services Agreement (the “Services Agreement”) with Tatum pursuant to which Mr. Miller’s services will be provided to the Company. Such addendum may be terminated by either party at any time for any reason upon notice to the other party; provided, however, the parties will endeavor to provide as much notice as possible prior to termination (preferably two business weeks). Under the Services Agreement, the Company will pay Tatum a fee of $300 per hour for Mr. Miller’s services.

SIGNATURES

The Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: June 20, 2014	By:	/s/ Ron B. Hill

	Name:	Ron B. Hill
	Title:	Chief Executive Officer and President